CONTACT:

Tom Steinbauer Senior Vice President of Finance, Chief Financial Officer Ameristar Casinos, Inc. (702) 567-7000

AMERISTAR REPORTS FINANCIAL

RESULTS FOR THE FIRST QUARTER OF 2003

     Las Vegas, Nevada, April 29, 2003–Ameristar Casinos, Inc. (Nasdaq-NMS: ASCA) today announced operating results for the first quarter of 2003.

First quarter 2003 highlights:

•	Record net revenues of $188.5 million for the quarter ended March 31, 2003, an increase of $25.7 million, or 15.8%, over the first quarter of 2002.

•	Operating income of $35.0 million for the first quarter of 2003, representing a decrease of $0.4 million, or 1.1%, as compared to the same quarter last year.

•	Record EBITDA (defined below) of $50.0 million during the three months ended March 31, 2003, compared to $45.5 million for the first quarter of 2002, representing an increase of $4.5 million, or 9.9%.

•	Net income of $11.7 million for the first quarter of 2003, down $3.7 million, or 24.0%, as compared to the first quarter of 2002.

•	Diluted earnings per share of $0.44 for the first quarter of 2003 compared to $0.57 for the first quarter of 2002. Analysts’ consensus estimate for the first quarter of 2003, as reported by Thomson First Call, was $0.35.

     The growth in revenues in the first quarter of 2003 compared to the prior-year quarter was driven primarily by increased revenues at the new Ameristar St. Charles facility, which opened August 6, 2002. First quarter 2003 consolidated operating income decreased by $0.4 million from the first quarter of 2002. Operating income at Ameristar St. Charles improved by $3.2 million, despite a $4.5 million increase in depreciation expense associated with the new facility. Consolidated operating income was negatively impacted by a $2.1 million increase in health insurance expense and a

$4.9 million increase in depreciation expense largely as a result of the opening of the new St. Charles facility and slot equipment purchased at all of our properties since the second quarter of 2002. We believe construction disruption at Ameristar Kansas City and the slowdown in the national economy also contributed to the slight decline in consolidated operating income.

     Our net income in the first quarter of 2003 was also negatively impacted by a substantial increase in net interest expense due to a significant reduction of capitalized interest following the opening of the new St. Charles facility. Capitalized interest associated with construction projects decreased by $5.6 million from the first quarter of 2002 to the same quarter in 2003.

     Diluted earnings per share for the three months ended March 31, 2003 were $0.44, compared to $0.57 for the first quarter of 2002. The reduction in capitalized interest, the increase in depreciation expense and the increase in health insurance expense on a consolidated basis collectively reduced diluted earnings per share by $0.31.

     “During the first quarter of 2003, we managed to achieve record net revenues and EBITDA despite adverse weather conditions, a sluggish economy, construction disruption at Ameristar Kansas City and the war in Iraq,” said Chief Executive Officer Craig H. Neilsen. “We are proud of the significant improvement in operating performance at Ameristar St. Charles and are pleased that our strategic revenue enhancement and cost reduction initiatives are proving to be successful. We are confident that these strategic initiatives will result in continued improvement in operating results at all of our properties in the future.”

Ameristar St. Charles

     Net revenues at Ameristar St. Charles improved to $61.7 million for the quarter ended March 31, 2003 from $38.1 million for the corresponding period in 2002, representing an increase of 61.9% and marking the ninth straight quarter of double-digit revenue growth for the property. The growth in revenues is principally due to the opening of the new facility in August 2002. Ameristar St. Charles continued to improve its market share (based on gross gaming receipts), with an increase in the first quarter of 2003 to 30.2%, a record since we acquired the property in December 2000, up from 19.9% in the prior-year quarter.

     Operating income at Ameristar St. Charles was $14.5 million for the three months ended March 31, 2003, an increase of 28.3% from the quarter ended March 31, 2002, despite the $4.5 million increase in depreciation expense largely associated with the new facility. Although Ameristar St. Charles’ operating income margin declined from 29.6% in the first quarter of 2002 to 23.5% in the first quarter of 2003, the property has made significant improvement in operating income margin in 2003 compared to 15.1% for the period from August through December 2002. EBITDA for the first quarter of 2003 was $20.1 million compared to $12.4 million for the prior-year quarter, an increase of 62.1%. In addition to revenue growth, the improvement in operating income and EBITDA is attributable to increased labor and marketing efficiencies and more effective player development programs. EBITDA margin improved slightly to 32.6% in the first quarter of 2003 compared to 32.5% for the first quarter of 2002. The improvements in operating income and EBITDA margins occurred despite the substantial increase in the number and scope of non-gaming amenities at the new facility, which traditionally generate lower margins than gaming operations. Although this improvement in EBITDA margin exceeded our expectations, we believe that EBITDA margins in excess of 30% are sustainable in the future.

Ameristar Kansas City

     Ameristar Kansas City reported net revenues of $51.8 million in the first quarter of 2003, representing an increase of $0.1 million, or 0.2%, over the prior-year quarter. The property’s market share in the first quarter of 2003 was 33.2%, up from 33.0% in the same period in 2002. Net revenues were adversely impacted by construction disruption associated with the renovation of the casino and the opening of several new dining and entertainment venues. Phase I of this project was substantially completed in March 2003. To further enhance the property’s competitive position, we have commenced construction on Phase II of the project to replace the existing Hofbrauhaus Brewery with an Amerisports Brew Pub, retrofit the Orleans Oyster Bar to become Pearl’s Oyster Bar, construct a cabaret in the casino area and upgrade certain common areas throughout the property. We expect that business disruption as a result of the remaining construction activities, which are expected to be completed in August 2003, will be significantly less than that experienced in the first quarter of 2003. The renovation and enhancement project is expected to improve the property’s financial results, similar to the improvements experienced after the renovation projects at Ameristar Council Bluffs and Ameristar Vicksburg were completed in 2001.

     First quarter 2003 operating income at Ameristar Kansas City decreased to $10.9 million, compared to $12.1 million in the corresponding period in 2002. EBITDA at Ameristar Kansas City decreased $1.3 million, or 8.6%, in the first quarter of 2003 compared to the prior-year quarter. The decrease in operating income and EBITDA can be attributed principally to a $0.4 million increase in health insurance expense and a $0.5 million increase in depreciation expense primarily related to the parking garage completed in July 2002 and the casino renovation and the new dining and entertainment venues completed in the first quarter of 2003.

Ameristar Council Bluffs

     Net revenues at Ameristar Council Bluffs increased to $37.6 million, up $1.5 million, or 4.2%, from the first quarter of 2002. The property continued to benefit from the ongoing refinement of targeted marketing programs and the installation of new gaming equipment. Ameristar Council Bluffs improved its market share to 38.5% in the first quarter of 2003, up from 36.9% in the first quarter of 2002. Ameristar Council Bluffs has now been the market share leader in Council Bluffs for 19 consecutive months. The Council Bluffs property reported a 1% increase in gross gaming receipts in the first quarter of 2003 compared to the same quarter in 2002, despite a 3.4% decline in the overall Council Bluffs gaming market.

     Operating income at Ameristar Council Bluffs for the first quarter of 2003 decreased by $0.1 million, or 1.0%, and EBITDA improved slightly, up $0.1 million, or 0.8%, from the first quarter of 2002. Operating income and EBITDA in the first quarter of 2003 were negatively impacted by our renewed licensing agreement with Iowa West Racing Association, which resulted in a $0.7 million increase in licensing fees in the first quarter of 2003 compared to the same quarter in 2002. Overall, 2003 annual licensing fees payable to Iowa West Racing Association are expected to remain approximately the same as 2002, since the license fee rate declines as annual gaming revenues increase. The license fee rate remained constant under the prior licensing agreement.

Ameristar Vicksburg

     Ameristar Vicksburg reported net revenues of $23.9 million in the first quarter of 2003, up $1.1 million, or 4.8%, over $22.8 million for the first quarter of 2002. This improvement is largely due to the effectiveness of targeted marketing programs and new gaming equipment. The Vicksburg property reported a 4% increase in gross gaming receipts in the first quarter of 2003 compared to the comparable period in 2002, despite a 1.5% decline in the overall Vicksburg gaming market. Ameristar Vicksburg, the long-time market share leader in Vicksburg, improved its market share to 39.1% in the first quarter of 2003, up from 37.1% in the first quarter of 2002. The property generated operating income of $5.9 million and EBITDA of $8.4 million in the first quarter of 2003, down $0.7 million, or 10.6%, and $0.5 million, or 5.6%, respectively, from the first quarter of 2002. The decline in operating income and EBITDA is largely due to a $0.5 million increase in health insurance expense from the first quarter of 2002 to the comparable period in 2003. As a result, operating income margin at the property declined from 29.1% to 24.9% and EBITDA margin decreased from 39.0% to 35.0%.

Jackpot Properties

     Net revenues at the Jackpot Properties in the first quarter of 2003 were $13.6 million, down 2.2% from $13.9 million for the first quarter of 2002. This decline is primarily attributable to adverse weather conditions in the first quarter of 2003 compared to the prior-year quarter and the sluggish economy in Southern Idaho. The Jackpot Properties reported operating income of $1.7 million and EBITDA of $2.7 million in the three months ended March 31, 2003, down $0.9 million, or 34.6%, and $0.9 million, or

25.0%, respectively, from the first quarter of 2002. The decreases are largely attributable to a $0.6 million increase in health insurance expense.

Income tax rates

     Our effective income tax rate for the quarter ended March 31, 2003 was 36.4%, compared to 37.6% for the prior-year quarter. The federal income tax statutory rate was 35% in both years. The differences from the statutory rate are due to the effects of state income expense and certain expenses incurred by us which are not deductible for federal income tax purposes.

Capital structure and borrowing costs

     At March 31, 2003, our total debt was $788.4 million, representing a decrease of $10.1 million from December 31, 2002, due to required principal payments on our debt. At March 31, 2003, we had $67.6 million of available borrowing capacity under our senior credit facilities. Our cash and cash equivalents decreased from $90.6 million on December 31, 2002 to $86.9 million on March 31, 2003. We have no off-balance sheet arrangements.

     Interest expense (net of capitalized interest associated with our ongoing construction projects) for the quarter ended March 31, 2003 was $16.6 million, up 56.6% from $10.6 million for the quarter ended March 31, 2002, due to the cessation of capitalization of interest on the new St. Charles facility when it opened in August 2002. Total interest cost before capitalizing interest was $17.1 million for the quarter ended March 31, 2003, up $0.4 million, or 2.4%, from the quarter ended March 31, 2002. A higher weighted-average debt level in the first quarter of 2003 compared to the first quarter of 2002 as a result of $115 million borrowed under the senior credit facilities between April 1 and December 31 of 2002 was partially offset by a lower weighted-average interest rate applicable to the senior debt. The reduction in the interest rate is largely attributable to the May 2002 amendment of the credit agreement and an increase in the credit rating on a portion of the senior credit facilities in September 2002.

Debt repayment

     Required principal repayments under the senior credit facilities total $21.6 million for the remainder of 2003. In addition, we plan to prepay up to $25 million of outstanding debt under the senior credit facilities during the second quarter of 2003.

Earnings guidance for the second quarter of 2003

     Based on our preliminary results of operations to date and our outlook for the remainder of the quarter, we currently estimate consolidated operating income of $30 million to $32 million, EBITDA of $46 million to $48 million (given anticipated depreciation expense of $16 million) and diluted earnings per share of $0.31 to $0.35 for the second quarter of 2003.

Conference call

     We will hold a conference call to discuss our first quarter results and guidance for the second quarter at 3 p.m. Eastern Time tomorrow. The call can be accessed live by calling (800) 289-0485. It can be replayed until May 9, 2003 at 8 p.m. Eastern Time by calling (888) 203-1112 and using the access code number 408665. This press release may be accessed on our website at http://www.ameristarcasinos.com/pr/default.asp.

Forward-looking information

     This press release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that” or words of similar meaning, with reference to Ameristar or its management. Similarly, statements that describe Ameristar’s future plans, objectives, strategies, financial position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect Ameristar’s future results, attention is directed to “Item 1. Business — Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2002.

About Ameristar

     Ameristar Casinos, Inc. is an innovative, Las Vegas-based gaming and entertainment company known for its distinctive, quality conscious hotel-casinos and value orientation. Led by President and Chief Executive Officer Craig H. Neilsen, the organization’s roots go back nearly five decades to a tiny roadside casino in the high plateau country that borders Idaho and Nevada. Publicly held since November 1993, the Company owns and operates six properties in Missouri, Iowa, Mississippi and Nevada, two of which carry the prestigious American Automobile Association’s Four Diamond designation. Ameristar’s Common Stock is traded on the Nasdaq National Market System under the symbol: ASCA.

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     Visit Ameristar Casinos’ Web site at www.ameristarcasinos.com (which shall not be deemed to be incorporated in or a part of this news release).

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months
	Ended March 31,

	2002	2003

REVENUES:
Casino	$156,325	$183,760
Food and beverage	18,516	24,765
Rooms	5,619	5,506
Other	4,145	4,650

	184,605	218,681
Less: Promotional allowances	21,810	30,161

Net revenues	162,795	188,520

OPERATING EXPENSES:
Casino	70,073	84,519
Food and beverage	11,202	14,113
Rooms	1,800	1,601
Other	2,746	3,408
Selling, general and administrative	31,463	34,385
Depreciation and amortization	10,095	15,011
Impairment loss on assets held for sale	—	452

Total operating expenses	127,379	153,489
Income from operations	35,416	35,031
OTHER INCOME (EXPENSE):
Interest income	48	107
Interest expense, net	(10,640)	(16,594)
Other	(49)	(113)

INCOME BEFORE INCOME TAX PROVISION	24,775	18,431
Income tax provision	9,326	6,711

NET INCOME	$15,449	$11,720

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS — CONTINUED

(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months
	Ended March 31,

	2002	2003

EARNINGS PER SHARE:
Net Income:
Basic	$0.60	$0.45

Diluted	$0.57	$0.44

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	25,964	26,259

Diluted	27,032	26,743

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA

(Amounts in Thousands)
(Unaudited)

	Three Months
	Ended March 31,

	2002	2003

Consolidated cash flow information:
Cash flows provided by operations	$25,724	$35,195
Cash flows used in investing	61,131	28,739
Cash flows provided by (used in) financing	40,109	(10,103)
Net revenues (1)
Ameristar St. Charles	$38,118	$61,666
Ameristar Kansas City	51,666	51,811
Ameristar Council Bluffs	36,148	37,615
Ameristar Vicksburg	22,793	23,889
Jackpot Properties	13,895	13,631
Corporate and other	175	(92)

Consolidated net revenues	$162,795	$188,520

Operating income (loss)
Ameristar St. Charles	$11,269	$14,480
Ameristar Kansas City	12,081	10,941
Ameristar Council Bluffs	9,982	9,921
Ameristar Vicksburg	6,625	5,938
Jackpot Properties	2,566	1,656
Corporate and other	(7,107)	(7,905)

Consolidated operating income	$35,416	$35,031

EBITDA (2)
Ameristar St. Charles	$12,374	$20,119
Ameristar Kansas City	15,056	13,802
Ameristar Council Bluffs	12,289	12,427
Ameristar Vicksburg	8,895	8,370
Jackpot Properties	3,550	2,688
Corporate and other	(6,653)	(7,364)

Consolidated EBITDA	$45,511	$50,042

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

SUMMARY CONSOLIDATED FINANCIAL DATA – CONTINUED
(Unaudited)

	Three Months
	Ended March 31,

	2002	2003

Operating income margins
Ameristar St. Charles	29.6%	23.5%
Ameristar Kansas City	23.4%	21.1%
Ameristar Council Bluffs	27.6%	26.4%
Ameristar Vicksburg	29.1%	24.9%
Jackpot Properties	18.5%	12.1%
Consolidated operating income margin	21.8%	18.6%
EBITDA margins (2)
Ameristar St. Charles	32.5%	32.6%
Ameristar Kansas City	29.1%	26.6%
Ameristar Council Bluffs	34.0%	33.0%
Ameristar Vicksburg	39.0%	35.0%
Jackpot Properties	25.5%	19.7%
Consolidated EBITDA margin	28.0%	26.5%

(1)	We previously recorded expenses associated with our targeted direct mail coin coupon offerings as a casino department expense. These charges, totaling $7.3 million for the quarter ended March 31, 2002, have been reclassified and are now reported as promotional allowances.

(2)	EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and a principal basis for the valuation of gaming companies. Our credit agreement also requires the use of EBITDA as a measure of compliance with our principal debt covenants. In addition, management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of our operating properties’ performance, including the evaluation of operating personnel. EBITDA margin is EBITDA as a percentage of net revenues. EBITDA should not be construed as an alternative to income from operations (as determined in accordance with GAAP) as an indicator of our operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity, or any other measure determined in accordance with GAAP. We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. It should also be noted that not all gaming companies that report EBITDA information calculate EBITDA in the same manner as we do.

Reconciliation of Operating Income (Loss) to EBITDA

     The following table sets forth a reconciliation of operating income (loss), a GAAP financial measure, to EBITDA, a non-GAAP financial measure.

	Three Months
	Ended March 31,

	2002	2003

	(Unaudited, amounts in thousands)
Ameristar St. Charles:
Operating income	$11,269	$14,480
Depreciation and amortization	1,105	5,639

EBITDA	$12,374	$20,119

Ameristar Kansas City:
Operating income	$12,081	$10,941
Depreciation and amortization	2,975	2,861

EBITDA	$15,056	$13,802

Ameristar Council Bluffs:
Operating income	$9,982	$9,921
Depreciation and amortization	2,307	2,506

EBITDA	$12,289	$12,427

Ameristar Vicksburg:
Operating income	$6,625	$5,938
Depreciation and amortization	2,270	2,432

EBITDA	$8,895	$8,370

Jackpot Properties:
Operating income	$2,566	$1,656
Depreciation and amortization	984	1,032

EBITDA	$3,550	$2,688

Corporate and other:
Operating loss	$(7,107)	$(7,905)
Depreciation and amortization	454	541

EBITDA	$(6,653)	$(7,364)

Consolidated:
Operating income	$35,416	$35,031
Depreciation and amortization	10,095	15,011

EBITDA	$45,511	$50,042

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